UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 21, 2022

KemPharm, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36913	20-5894398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Celebration Boulevard, Suite 103, Celebration, FL		34747
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (321) 939-3416

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KMPH	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 7.01          Regulation FD Disclosure.

On March 21, 2022, KemPharm, Inc., a Delaware corporation (the “Company”), issued a press release (the “Press Release”) announcing that the Company had completed its analysis of the full data set from its Phase 1 clinical trial exploring the safety and pharmacokinetics ("PK") of serdexmethylphenidate ("SDX") delivered at doses higher than those previously studied. A copy of the Press Release is attached as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 8.01          Other Events.

On March 21, 2022, the Company announced that it had completed its analysis of the full data set from its Phase 1 clinical trial exploring the safety and PK of SDX delivered at doses higher than those previously studied. SDX, the Company’s proprietary prodrug of d-methylphenidate ("d-MPH"), is the sole active pharmaceutical ingredient in KP1077, which the Company is developing as a treatment for idiopathic hypersomnia ("IH").

The full data set, which builds upon top-line data previously reported on December 14, 2021, affirmed that 240 mg and 360 mg doses of SDX were well-tolerated and produced d-MPH exposure that appeared to increase proportionally with dose.  Mean d-MPH plasma concentrations demonstrated a gradual increase after SDX administration, reaching a broad peak from eight to twelve hours post-dose, followed by a shallow decline thereafter.  Increased wakefulness, alertness, hypervigilance, and insomnia effects were reported by study participants, which suggests that SDX produced targeted pharmacodynamic effects that could benefit patients with IH and other sleep disorders.

The Higher-Dose SDX Phase 1 clinical trial was a dose-escalation study to determine the PK, pharmacodynamic stimulant effects, and safety of single oral doses of SDX in subjects with a history of high-dose stimulant use. Following screening, subjects were treated with single, ascending doses of SDX (240, 360, 480, and 600 mg), with each dose separated by a minimum of 14 days. A total of 14 subjects received at least one dose of SDX with 14, 10, 7 and 2 subjects dosed with 240, 360, 480, and 600 mg, respectively.

Subject-rated pharmacodynamic effects of Drowsiness/Alertness and Energized were scored on a Visual Analogue Scale (VAS) at several timepoints post-dose. The results indicate that the VAS scores for Drowsiness/Alertness (bipolar scale: 0 to 100) increased with dose with maximum effects in the early to late afternoon, with the most pronounced effects measured at the two highest doses. Similarly, mean VAS scores of feeling Energized (unipolar scale: 0 to 100) increased from mean baseline scores of less than 20 and up to a peak range of 61 to 82, across all dose levels, with the largest effects measured at the two highest doses. Both Alertness and feeling Energized are relevant pharmacodynamic metrics for treating patients with sleep disorders like IH.

The Company also provided an update on several important upcoming milestones for the KP1077 development program.  The Company anticipates filing an Investigational New Drug application for KP1077 as early as the second quarter of 2022 and subsequently initiating a Phase 2 trial in patients with IH in the second half of 2022. Additionally, we expect to receive results from an additional trial to assess the relative cardiovascular safety of SDX vs. current stimulant treatments also in the second half of 2022.

This Form 8-K contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words.  Forward-looking statements are not guarantees of future actions or performance.  These forward-looking statements, including the continued commercialization of AZSTARYS and the further development of the Company’s pipeline of product candidates, or the suitability of SDX for any specific disease indication, are based on information currently available to the Company and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans.  Risks concerning the Company’s business are described in detail in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and the Company’s other filings with the Securities and Exchange Commission.  The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01          Financial Statements and Exhibits.

The following exhibits relating to Items 7.01 and 8.01 shall be deemed to be furnished, and not filed:

(d)	Exhibits

Exhibit No.	Description
99.1	Press release dated March 21, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KemPharm, Inc.

Date: March 21, 2022	By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton, CPA
Chief Financial Officer, Secretary and Treasurer